Exhibit 10.18

2025 Annual Bonus Incentive Compensation Plan (ICP) I. PURPOSE The Global Medical Response, Inc. (“GMR” or, together with its subsidiaries, “Company”) Annual Bonus Incentive Compensation Plan (“ICP”) has been established for the purposes of: (i) reinforcing the link between compensation and business performance, (ii) motivating Participants (defined below) to achieve individual and/or corporate performance goals, objectives and safe behaviors. (iii) enabling the Company to attract and retain high quality employees. II. ADMINISTRATION The ICP shall be administered by the Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of GMR, which shall have the sole authority to: (i) select Company employees eligible to participate (each a “Participant”) in the ICP; (ii) set, adjust, and evaluate business performance goals,; (iii) determine the annual bonus payments (“Annual Bonus Payments”) under the ICP, if any, to be made to Participants, and (iv) make rules and regulations for the administration of the ICP. In making any determinations under the ICP, the Compensation Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company as well as those of counsel, public accountants and other professionals or experts. The interpretations and decisions of the Compensation Committee with regard to the ICP shall be final and conclusive, and the Compensation Committee shall have the full power and authority in its sole discretion to increase, reduce, or to refuse to make any payment under the ICP. The Compensation Committee may delegate determinations to be made under this ICP to one or more members of the Compensation Committee, or to the GMR Chief Executive Officer for certain Participants. The full Board may exercise the authority of the Compensation Committee. No member of the Compensation Committee or the Board shall be liable for any action or determination made in good faith with respect to the ICP. III. PARTICIPANTS AND ELIGIBILITY Participants are eligible to participate in the ICP for each performance period that the ICP remains in effect. Exhibit A shows specific Participant eligibility criteria and may be revised from time to time for various performance periods.

2025 GMR Annual Bonus Incentive Compensation Plan Page 2 Unless otherwise provided by the Compensation Committee or in a Participant’s employment agreement, a Participant must remain in continuous employment through the applicable payment date to receive the Annual Bonus Payment for a performance period, and if a Participant’s employment with the Company terminates for any reason before the applicable payment date, the Participant will not be eligible for or entitled to receive the Annual Bonus Payment for the applicable performance period; provided, if a Participant terminates employment with the Company after at least 6 months of participating in the ICP and before the payment date as the result of the Participant’s (i) death or disability (as defined in the Company’s long term disability plan, the Participant will be eligible for a pro-rated Annual Bonus Payment based on actual performance results, as determined by the Compensation Committee. IV. BONUS OPPORTUNITY AMOUNTS AND PERFORMANCE GOALS A. Bonus Opportunity. The bonus opportunity amount for each Participant shall be determined by the Compensation Committee in its sole discretion with respect to each performance period (but not less than any such target amount set forth in a Participant’s employment agreement, if applicable), and may be determined as a percentage of the Participant’s base salary, a specified dollar amount, or such other method as the Compensation Committee may determine. A performance period shall be a single fiscal year of the Company unless otherwise determined by the Compensation Committee. Performance periods may be pro-rated for newly hired employees or for any reason outlined in Exhibit E. Exhibit A shows general Participant bonus opportunity amounts determined as a percentage of the Participant’s base salary, and may be revised from time to time for various performance periods. B. Performance Goals and Objectives. A Participant’s Annual Bonus Payment will be based on the attainment of business performance goals and objectives as determined by the Compensation Committee in its sole discretion for such Participant with respect to each performance period. Different Participants may have different performance goals and objectives. Performance goals and objectives may include, but are not limited to, earnings before interest, taxes, depreciation, amortization, and management fees (EBITDAM), cash management, revenue, income, safety measures, compliance metrics, and such other criteria as the Compensation Committee may determine are appropriate to measure the performance of a Participant in carrying out the Participant’s assigned duties and responsibilities. These business criteria include any derivations of such business criteria (e.g., income includes pre-tax income, net income, operating income, etc.). Exhibits B and D show the performance goals and objectives for a specific performance period, and may be revised from time to time for various performance periods. C. Individual Performance Adjustments. The Compensation Committee shall determine the level of attainment of performance goals and may adjust a Participant’s calculated Annual Bonus Payment based upon individual performance. In addition, notwithstanding anything to the contrary herein, the amount of a Participant’s Annual Bonus Payment may be increased or reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine, including but not limited to whether a Participant has engaged in ethical and compliant behavior.

2025 GMR Annual Bonus Incentive Compensation Plan Page 3 V. PAYMENTS A. Committee Determinations. Prior to payment of any Annual Bonus Payment to a Participant, the Compensation Committee shall determine the performance results and make any other adjustments in its sole discretion. Performance against ICP metrics is evaluated by the Compensation Committee at the end of the year. The Compensation Committee may use its discretion to adjust performance for un-budgeted acquisitions, changes in government regulations affecting the Company, un-budgeted changes to the Company’s capital structure, and material out of period adjustments. From time to time, there may be other factors that, in the sole discretion of the Compensation Committee, may be relevant when determining ICP performance adjustments. Exhibit C shows the current EBITDAM Achievement Payout Scale and may be revised from time to time for various performance periods. Exhibit E shows certain Annual Bonus Payment calculation considerations, and may be revised from time to time for various performance periods. B. Time and Form of Payment. Annual Bonus Payments shall be made in cash; provided, the Compensation Committee may determine to pay all or any portion of any bonus payment in GMR Buyer Corp. common stock granted under the Amended and Restated GMR Buyer Corp. 2015 Stock Incentive Plan (or a successor plan thereto) and subject to such time-based vesting and/or other restrictions as the Compensation Committee may determine in its sole discretion. Subject to Section III, the amount of any Annual Bonus Payment for a Participant for a performance period shall be paid on a date determined by the Compensation Committee; provided, such date is in no event later than March 15 of the calendar year immediately following the calendar year which includes the last day of the performance period. D. Tax Withholding. The Company shall collect all federal, state and local income, employment and other payroll taxes (including FICA taxes) required to be withheld from a Participant’s Annual Bonus Payment, as and when those taxes become due under applicable law. The Company shall collect such taxes through tax withholdings from the Annual Bonus Payment or other wages and earnings payable to the Participant or by any other means acceptable to the Company. C. Recoupment of Annual Bonus Payments. Annual Bonus Payments paid under the ICP shall be subject to the Company’s Compensation Recoupment Policy. VI. EMPLOYMENT AT WILL; NO VESTED INTEREST OR RIGHT; NON-ASSIGNABILITY Neither the ICP, the selection of a person as a Participant, the payment of any Annual Bonus Payment to any Participant, nor any action by the Company or the Compensation Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to terminate the employment of any Participant at any time, subject to the terms of any applicable employment or similar agreement between the Participant and the Company.

2025 GMR Annual Bonus Incentive Compensation Plan Page 4 At no time before the actual payment of an Annual Bonus Payment to any Participant or other person shall any Participant or other person accrue any vested interest or right whatsoever under the ICP, and the Company has no obligation to treat Participants identically under the ICP. Unless the Compensation Committee expressly provides otherwise in writing, no Participant nor any other person may sell, assign, convey, gift, pledge, or otherwise hypothecate or alienate any Annual Bonus Payment, other than by will or the laws of descent and distribution. VII. NON-EXCLUSIVITY OF THE ICP The adoption of the ICP by the Compensation Committee shall not be construed as creating any limitations on the power of the Compensation Committee or the Board to adopt such other incentive arrangements as either may deem desirable, including without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases. VIII. AMENDMENT, SUSPENSION AND TERMINATION The Compensation Committee may, at any time, amend, suspend, or terminate the ICP in whole or in part. IX. SEVERABILITY If any provision of this ICP (or the application of any such provision to any Participant) shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this ICP, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application valid, legal and enforceable. X. GOVERNING LAW The ICP shall be construed, administered and governed under the laws of the State of Delaware, without regard to its conflict of law rules. XI. SECTION 409A The ICP is intended to comply with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended (including any related regulations or other guidance, the “Code”), in order to avoid all adverse consequences under Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of the ICP would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A. If and to the extent that any payment under this ICP is deemed to be deferred compensation subject to the requirements of Code Section 409A, this ICP shall be administered so that such payments are made in accordance with the requirements of Code Section 409A. To the extent a provision of the ICP is contrary to or fails to address the minimum requirements of Code Section 409A, the Company may, in its sole discretion,

2025 GMR Annual Bonus Incentive Compensation Plan Page 5 take such steps as it deems reasonable so as to comply with Section 409A of the Code; provided, that any and all tax liability and penalties resulting from noncompliance with Code Section 409A shall remain the Participant’s sole responsibility. XII. EFFECTIVE DATE The ICP is effective as of January 1, 2025

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Exhibit A: Participant Eligibility Criteria and General Participant Bonus Opportunity Amounts
(2025 Performance Period)

Participants are Company employees whose job title falls within Company employment levels M2 and above as illustrated in the table below:

Level	Illustrative roles in level	Percent
E3-E5 (L14-15)	C-suite executives with large functional or operational responsibility, typically reports directly to the CEO or roles with significant company revenue responsibility reporting to the COO.	Board approved
E2 (L13)	Sr. Vice President or Regional President roles typically reporting to an E3 or E4 level with either large regional, group or nation-wide functional responsibilities.	40%
E1 (L12)	Vice President roles with large regional, group or national responsibilities. Typically, leading Director level direct reports.	35%
M4 (L11)	Associate Vice Presidents that lead a function. Typically, leading leaders.	30%
M3 (L10)	Regional or Functional Director level roles. Can be a leader of people or individual contributor.	25%
M2 (L9)	Regional Manager, Functional Manager, or Local/Regional Air Certificate Level Director roles. Can be a leader of people or individual contributor.	10%

In addition, the following limitations and restrictions apply:

1. Participants are limited to Company employees classified as exempt, full-time regular.
2. Participants will first become eligible as of their hire or promotion date into an eligible position (assuming any probationary period is satisfactorily completed); however, Participants hired or promoted after September 30, 2025, are not be eligible.
3. Staffed in an ICP eligible position for 90 days or more.
4. Employees who are eligible for any other cash bonus/incentive program (such as regional or division plans) are not eligible, unless expressly provided otherwise by the Compensation Committee.

2025 GMR Annual Bonus Incentive Compensation Plan Page 7 Exhibit B: Performance Goals and Objectives (2025 Performance Period) Metrics: 1. Financial (EBITDAM) metrics are established and approved during the business planning / budget approval process. GMR overall EBITDAM financial performance must be at 90% or better for Financial and Strategic Objectives to be funded as outlined in Exhibit C. 2. Strategic Objectives a. Safety, as set forth on Exhibit D-1 b. Clinical Excellence, as set forth on Exhibit D-2 c. Employee Engagement, as set forth on Exhibit D-3

2025 GMR Annual Bonus Incentive Compensation Plan Page 8 Exhibit C: Achievement Payout Scale (2025 Performance Period) GMR actual to planperformance will establish the total ICP payout Below is the GMR EBITDAM achievement scale to calculate the amount of both Financial and Strategic Objectives determined separately; however, as noted previously, Financial metric achievement of 90% must be met before any ICP payout will be made ICP Pay Scale Actual EBITDAM as a % of Plan Bonus % Earned 90% 50% 92% 60% 94% 70% 96% 80% 98% 90% 100% 100% 101% 110% 102% 120% 103% 130% 104% 140% 105% 150% 106% 160% 107% 170% 108% 180% 109% 190% 110% 200% Payment percentage extends to the next decimal. Example: 100.2% is paid at 102%

2025 GMR Annual Bonus Incentive Compensation Plan Page 9 Exhibit D-1 Safety Metrics Ground Safety Metrics The Ground Safety ICP metrics are comprised of two components that focus on (A) Accident Prevention and (B) Ground vehicle controllable collisions. Parts A and B are independent of each other, meaning one could achieve either a payout against Part-A or Part-B, or both. Part A (50%) Ground Accident Prevention Effort score*: Accident Prevention Effort Score metric is to increase by 10% from last year’s score. Score includes actions such as adherence to Safety Policy, Safety Risk Management, Safety Assurance and Safety Promotion. Actions are reported by the Director of Safety for each ground region into the APE Data Collection Tool monthly. See definition page with specific information for the APE actions that are recognized. Part B (50%): Controllable Collision Rate per 100k miles (National and Regional targets): This metric measures the number of controllable accidents divided by miles. The goals are as outlined below: ▪ National at >.53 ▪ Regional (defined individually, outlined in the ICP Scorecard) ▪ Fire Service operations (defined individually, outlined in the ICP Scorecard) Air Safety Metric The Air Safety ICP metrics are comprised of two components that focus on (A) Accident Prevention Score and (B) Controllable Accident Rate. Parts A and B are independent of each other, meaning one could achieve either a payout against Part-A or Part-B, or both. Part A (50%) Accident Prevention Effort Score*: Accident Prevention Effort Score metric is to increase by 10% from last year’s score. Score includes actions such as adherence to Safety Policy, Safety Risk Management, Safety Assurance and Safety Promotion. Actions are reported by the Director of Safety for each Part 135 air certificate into the APE Data Collection Tool monthly. See definition page with specific information for the APE actions that are recognized. Part B (50%) Five-year Controllable Accident Rate: This metric measures the number of controllable accidents divided by flight hours. The goal is not to exceed GMR 5-year controllable accident rate of 0.54 per 100K flight hours. Controllable aircraft accident are defined by NTSB sec. 830.2. The target incentive for this metric is 10% of the bonus. The payout amount is calculated by multiplying the achievement percentage of the metric by the ICP pay scale as determined by overall company EBITDAM performance in Exhibit C. Performance for Participants assigned to both Ground and Air Safety metrics will be calculated separately; 50% Ground Safety and 50% Air Safety. Specific safety metric assignments are provided in the 2025 ICP Participant Confirmation Statement. * Air or Ground Overall APE Score = • Safety Policy APE • Risk Management APE

2025 GMR Annual Bonus Incentive Compensation Plan Page 10 • Safety Assurance APE • Safety Promotion APE *See Definitions page for detail of Air and Ground APE reporting

2025 GMR Annual Bonus Incentive Compensation Plan Page 11 Exhibit D-2 Clinical Excellence Metric The Clinical metric is defined by performance on three Actionable Quality Metrics (AQMs) for all eligible Business Units. Eligible Business Units are those on enterprise ImageTrend who completed the Clinical Quality Management Program (CQMP) in 2024. Part A: Blood Glucose Verification is defined as all patients must have a documented blood glucose on patients with an altered mental status excluding those transported to a non-hospital destination (GCS <14) at least 72% of the time. Part B: Trauma Triage is defined as all patients who meet the trauma triage criteria be taken to Trauma Centers 75% of the time. Part C: Advanced Airway Verification is defined as patients with an advanced airway placed who have documented verification 65% of the time. The target incentive for this metric is 10% of the bonus and is measured at the GMR, Certificate, or Region Level. Part-A,Part-B, and Part C are independent of each other, meaning one could achieve a payout against Part-A, Part-B, Part C, or any combination and are evaluated separately for each BU. Specific Clinical Excellence Metric assignments are provided in the 2025 ICP Participant Confirmation Statement. The payout amount is calculated by multiplying the achievement percentage of the metric by the ICP pay scale as determined by Exhibit C. Part A (34%): Percent of patients who present with Altered Mental Status (GCS <14) and have a documented verification of blood glucose. Altered Mental Status- Blood Glucose Verification in AMS (% given) Part B (33%): % Patients who meet trauma triage criteria who were transported to a trauma center. Part C (33%): % Patients with an advanced airway with a documented verification of tube placement. Exhibit D-3 Employee Engagement Metric The Employee Engagement segment is comprised of two components that focus on creating an engaging environment for our employees. The target incentive for this metric is 10% of bonus and is measured at the GMR, Certificate, or Region Level. Part-A and Part-B are independent of each other, meaning one could achieve either a payout against Part-A, Part-B, or both. Specific Employee Engagement metric assignments are provided in the 2025 ICP Participant Confirmation Statement. The payout amount is calculated by multiplying the achievement percentage of the metric by the ICP pay scale as determined by Exhibit C. Part A (50%): Improvement in Grand Mean • Improvement in the survey Grand Mean for GMR for Full-Time employees as measured in the 2025 employee engagement survey for Full-Time employees by an aggregate of .08 to from 3.70 to 3.78 or higher. Certificate, Region and Corporate targets will vary. Part B (50%): Improvement in Recognition • Improvement in the average score to the question: “In the last seven days, I have received recognition or praise for doing good work” in the 2025 employee engagement survey for Full-Time employees by .10 from 3.00 to 3.10 or higher. Certificate, Region and Corporate targets will vary.

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2025 GMR Annual Bonus Incentive Compensation Plan Page 13 Exhibit E: Annual Bonus Payment Calculation Considerations (2025 Performance Period) 1. Annual Bonus Payment Amounts will be prorated if a Participant: a) First becomes eligible during a performance period after January 1, 2025; b) Is on a leave of absence during a performance period for one pay period or more (prorated payment based on time actively at work unless otherwise dictated by federal or state regulations) or c) Is in an ICP eligible position and transitions to an ICP ineligible position and has a minimum of six months of eligibility in the ICP Bonus. 2. Transfers or reassignments between business segments, regions, divisions, bases or operations during a performance period will have Annual Bonus Payment Amounts prorated based on the number of days within the respective work locations. Base salary for incentive calculation purposes will be based upon the base salary as of the end of the fiscal year. Any supplemental pay such as stipends or bonus payments will not be included for incentive calculation purposes. a) If an employee experiences a market adjustment during the year, no proration will occur. b) If it is a responsibility adjustment (i.e. promotion or change to job level), it will be prorated in the calculation. The Compensation Committee approves the plan payment amounts only. Tax and 401(k) Company contributions will be provided for information purposes. Additionally, the CEO will have a 1% budget for administrative corrections that may arise post Compensation Committee approval.

2025 GMR Annual Bonus Incentive Compensation Plan Page 14 Definitions * Air/ Ground Overall APE Score = Data input and tabulated locally via the Safety Management System SMS • Safety Policy APE • Risk Management APE • Safety Assurance APE • Safety Promotion APE Safety Policy APE Safety Policies Reviewed: Number of reviews of Part 5 or other Safety Policies to assess for needed changes from the previous year to ensure relevance and alignment with federal requirements. Includes review of the company's commitment to safety policy letter (Part 5.21). Counted when revisions are completed or not. (1x/year at a minimum). Safety Policies Revised: Number of policy revisions completed. All revisions completed during each review count as 1 revision. Safety Policy Developed: Number of new safety policy elements developed. Counted when a company is going through the SRM process and is working towards active conformance for their safety program. (Operators who are in the beginning stages of developing an SMS. i.e. new acquisitions). Organizational Risk Assessments Completed: The number of organizational risk assessments completed. System hazard analysis and management of change are the 2 components of the organizational risk assessment. Each system hazard analysis and management of change are counted as 1 each. Risk Management APE DriveCam Behaviors: Coached and Identified Safety Reports Filed: Number of general safety reports filed. Does not include number of clinical safety reports filed. Safety Reports with Actions Taken/Implemented: Number of individual actions taken within each safety report. This is counted upon the closure of each safety report. This data point has a weight of 1.5x in the APE calculation. Annual Safety Training assigned completion >90%. This metric measures the percentage of LMS assigned safety topics completed by each region’s employees. Annual Safety Training assigned completion >90%. This metric measures the % of LMS assigned safety topics completed by each regions employees. Because training is now issued on a Jan-Nov calendar this metric is measured annually. Safety Assurance APE Safety Audits/Inspections Completed: A measure of the IEP. Number of in-person safety audits or inspections completed by a safety department representative or base safety officer each quarter and tracked in Baldwin. Red Investigations Completed: Number of high-risk level (risk score of 4 or above) investigations that are conducted and led by a safety department representative. The accountable executive must oversee and approve the investigation prior to implementation. Includes events defined by the NTSB as an incident or accident. Number of Internal Operational Audits Completed: A measure of the IEP. Number of audits or inspections completed by the operations team and tracked in Baldwin.

2025 GMR Annual Bonus Incentive Compensation Plan Page 15 Safety Promotion APE Safety Meetings Conducted: Number of safety meetings conducted at the national, regional, or local level. Any regularly scheduled safety meeting with a defined purpose, objectives, and agenda. Safety Alert/Bulletin Issued: Number of safety alerts or bulletins that are published and tracked through Baldwin. Safety Newsletters Issued: Number of safety newsletters that are published and tracked through Baldwin. SMS Management Reviews: Number of SMS management reviews (the management representative briefing the accountable executive) published and distributed by any means to operational leadership. Safety Training Events Assigned: Number of safety training events that are assigned to employees in LMS, or in-person safety training events, SMS requirement training events (ERP), and live learning sessions scheduled that include an agenda, learning objectives, and a quantifiable roster. Each individual participant may count as 1. Safety Training Events Completed: Number of safety training events that are completed by GMR employees in LMS, or in-person safety training events, SMS requirement training events (ERP), and live learning sessions that are completed that include an agenda, learning objectives, and a quantifiable roster. Each individual participant may count as 1. This data point has a weight of 1.5x in the APE calculation. SMS Part 5 Implementation & Certification: Counted when a company creates, reviews, updates or maintains elements to ensure compliance with SMS requirements. Each element is counted as 1. SMS Education: Number of SMS presentations given externally that are not considered a safety training event (conferences, industry forums etc.).